Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Home Federal Savings and Loan Association

624 Market Street

Shreveport, Louisiana 71101

We consent to the use of our report included herein and to the reference to our firm under the heading of “Experts”, “Legal and Tax Opinions,” and “The Reorganization Tax Aspects,” in the prospectus of Home Federal Bancorp, Inc. of Louisiana which is a part of Amendment No. 1 to the Registration Statement on Form SB-2 for Home Federal Bancorp, Inc. and a part of Amendment No. 1 to the Form MHC 1 and Form MHC 2 for Home Federal Savings and Loan Association.

/s/ LaPorte, Sehrt, Romig & Hand
A Professional Accounting Corporation

October 28, 2004

Metairie, Louisiana